EX-99(h)(2)(b)

                               SERVICING AGREEMENT
                              GARTMORE MUTUAL FUNDS

         Agreement, made as of this __________ day of ______________ , 200__
between Gartmore Mutual Funds or its surviving entity ("collectively, the Trust") and _____________________, whereby you agree to provide certain administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of the funds listed in Appendix A (each a "Fund") subject to the following terms and conditions:

1.       Administrative Support Services

You agree to provide administrative support services, directly or through an affiliate/designee, to your customers who may from time to time own of record or beneficially a Fund's Shares. Services provided may include, but are not limited to, some or all of the following: (i) processing dividend and distribution payments from the Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares or share equivalents; (iii) arranging for bank wires; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting with respect to the Shares beneficially owned by your customers or the information necessary for sub-accounting; (vi) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) forwarding to customers proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto; (viii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or preauthorized instructions; (x) establishing and maintaining customer accounts and records related to transactions in the Shares (xi) assisting customers in changing dividend or distribution options, account designations and addresses; or (xii) other similar services if requested by the Funds.

In providing administrative support services, you agree to follow any written guidelines or standards relating to the processing of purchase, exchange and redemption orders for your customers as we may provide to you including the provisions outlined in Appendix B. All purchase and redemption orders will be executed at net asset value in accordance with the terms and conditions of a Fund's then current prospectus and Statement of Additional Information.

You and your employees will, upon reasonable request, be available during normal business hours to consult with the Funds or their designees concerning the performance of your responsibilities under this Agreement.

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2.       Office Space

You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

3.       Representations

Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Funds or their Shares except those contained in the then-current prospectuses or then-current Statements of Additional Information for such shares, copies of which will be supplied by the Fund's distributor, to you, or in such supplemental literature or advertising as may be authorized by the Funds in writing.

4.       Independent Contractor

For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as limited agent for the Fund in any matter or in any respect except that if you transmit purchase and sale instructions to the Funds or its agent after the close of the New York Stock Exchange, then you will be considered the Fund's agent for purposes of Rule 22c-1 under the Investment Company Act of 1940.

5.       Indemnification

By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Funds harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers.

In turn, the Funds agree to and do release, indemnify and hold you harmless from and against any and all direct or indirect liabilities or losses resulting from directions, actions or inactions of or by the Funds or the Funds' officers, employees or agents regarding the responsibilities pursuant to this Agreement.

6.       Compensation

In consideration for the services and facilities provided by you hereunder, the Funds will pay to you, and you will accept as full payment therefore, a fee at the annual rate designated in Appendix A of the average daily net assets of a Fund's Shares owned of record or beneficially by your customers from time to time for which you provide services hereunder, which fee will be computed daily and payable monthly. The fee rate stated above may be prospectively increased or decreased by the Fund and the investment adviser, in their sole discretion, at any time upon notice to you. Further, the Fund may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).

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7. Quarterly Reports

Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to this Agreement will provide to the Board of Trustees of the Trust and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made. In addition, you will furnish the Funds or their designees with such information as the Funds or their designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Funds and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Funds pursuant hereto, as well as any other reports or filings that may be required by law.

8.       Non-Exclusivity

Both parties may enter into other similar Servicing Agreements with any other person or persons without the other's consent.

9.       Representations

By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Fund; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will to the extent required be disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations.

10.      Termination

This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Funds or their designee. This Agreement may be terminated at any time, without the payment of any penalty with respect to the Funds by the vote of a majority of the members of the Board of Trustees and who have no direct or indirect financial interest in the operation of the Administrative Servicing Plan or in any related agreements to the Administrative Servicing Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Fund, on at least sixty (60) days written notice to the parties to this Agreement, or upon material breach of this Agreement or by either party on at least ninety (90) days written notice to the other party.

In the event this Agreement is terminated under the Terms and Conditions described in such Agreement, the indemnification provision contained in the Agreement shall continue until the possibilities for damages or loss have expired.

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11.      Notices

All notices and other communications to either you or the Funds will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the address contained in the "Acceptance of Agreement" (Section 19) portion of this Agreement.


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12.      Choice of Law

This Agreement will be construed in accordance with the laws of the State of Delaware and is assignable upon written consent by all the parties hereto. Amendments will be made only upon written consent by both parties and subject to the approval of the Board of Trustees of the Trust when applicable.

13.      Board  Approval

This Agreement, or form thereof, has been approved by vote of a majority of (i) the Board of Trustees and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

14.      Trust Disclosure

The Trust is a statutory trust organized under the laws of Delaware and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a Fund or the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the Fund personally, but bind only the assets of the Trust, and all persons dealing with a Fund must look solely to the assets of that Fund for the enforcement of any claims against the Trust.

15.      Complete Agreement

This Agreement supersedes and cancels any prior Service Agreement with respect to the sale of shares of a Fund listed in Exhibit A, and may be amended at any time and from time to time by written agreement of the parties hereto subject to the approval of the Board of Trustees of the Trust, when applicable. Notwithstanding the foregoing, the Trust may amend or modify the Exhibits incorporated herein, as provided throughout this Agreement, by providing new exhibits to you. However, such amendment shall only become effective and part of this Agreement and be considered binding upon the first transaction by you under the new exhibits.

16.      Privacy Program

Each party of this Agreement agrees to protect Customer Information (defined below) and to comply as may be necessary with requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws (all the foregoing referred to as "Privacy Law").

Customer Information means any information contained on an application of a customer ("Customer") of the Funds or other form and all nonpublic personal information about a Customer that a party receives from the other party.


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Customer Information includes, by way of example and not limitation, name, address, telephone number, social security number, date of birth and personal financial information.

The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of Customer Information in their control, which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

The provisions of this Privacy Program shall survive the termination of the Agreement.

17.      Anti-Money Laundering Program

The Funds will rely upon you to establish a written Anti-Money Laundering Program (the "Program") to include policies, procedures, and controls that comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001, ("the ACT") and the Bank Secrecy Act of 1970 ("BSA"). Each party to this Agreement acknowledges, represents, and warrants that each party has adopted and implemented an Anti-Money Laundering Program that complies and will continue to comply with all aspects and requirements of the ACT, the BSA, and all other applicable anti-money laundering laws and regulations.

Upon request, you shall promptly certify to having such Program that complies with and continues to comply with all aspects and requirements of the ACT, the BSA, and all other applicable federal, state and local anti-money laundering laws and regulations.

Your Program shall include, and the Funds shall rely upon, your policies, procedures and controls to, among other things, (i) verify the identity (due diligence) of your customers, (ii) maintain records of the information used to identify your customers, (iii) determine if your customer appears on lists of known or suspected terrorists or associated with known or suspected terrorist organizations (said customer hereinafter referred to as a "Prohibited Customer"), and (iv) to ensure that Prohibited Customers and foreign shell banks do not maintain investments in any Fund.

Your Program shall also comply with the Customer Identification Program ("CIP") for customers who open accounts on or after October 1, 2003, and as such, shall among other matters provide for the release of customer information to law enforcement agencies, and the filing of Suspicious Activity Reports ("SARs"), as and if applicable, and in accordance with the ACT. In addition, your Program also shall include procedures for fulfilling the currency reporting requirements of the ACT and the BSA, as and if applicable.

The provisions of this Anti-Money Laundering section shall survive the termination of the Agreement.

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18.      Shareholder Information

         18.1 AGREEMENT TO PROVIDE INFORMATION. You agree to provide the Funds, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any registered representative(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

                  18.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. A Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

                  18.1.2 FORM AND TIMING OF RESPONSE. You agree to transmit the requested information that is on your books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, you agree to inform the Fund whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to a Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

                  18.1.3 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

         18.2 AGREEMENT TO RESTRICT TRADING. You agree to execute written instructions from a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by such Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  18.2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

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                  18.2.2 TIMING OF RESPONSE. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after your receipt of the instructions.

                  18.2.3 CONFIRMATION BY YOU. You must provide written confirmation to the Fund that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

         18.3     DEFINITIONS.  For purposes of this paragraph 18:

                  18.3.1 The term "Fund" includes a Fund's distributor and a Fund's transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

                  18.3.2 The term "Shares" means the interest of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by you.

                  18.3.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name.

                  18.3.4 The term "written" includes electronic writings and facsimile transmissions.

19.      Acceptance of Agreement

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this Agreement where indicated below and promptly return it to the Fund's designee, Gartmore Distribution Services, Inc., to the address below:
         Gartmore Distribution Services, Inc.
         Attention:  Dealer Services Department
         1200 River Road, Suite 1000
         Conshohocken, PA 19428.

This Agreement will become effective on the date a fully executed copy of this Agreement is received by our designee.

Accepted by:


____________________________
William Baltrus
Assistant Secretary
Gartmore Mutual Funds

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Date:  _________________________


Accepted and Agreed to:

By:               _________________________
Name:             _________________________
Title:            _________________________
Company:          _________________________
Date:             _________________________

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                                                                  EX-99(h)(2)(b)

                                   APPENDIX A

                             TO SERVICING AGREEMENT
                              GARTMORE MUTUAL FUNDS

o        FUNDS OF GARTMORE MUTUAL FUNDS

o        ADMINISTRATIVE SERVICING FEES

         The servicing fee shall be ______%


Acknowledgement:                                   Servicing Agent or Dealer:


Gartmore Mutual Funds
c/o Gartmore Distribution Services, Inc.
1200 River Road, Suite 1000
Conshohocken, PA 19428


x _______________________________________          x____________________________
By:  William Baltrus, Assistant Secretary          By:

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                                                                  EX-99(h)(2)(b)

                                   APPENDIX B

                         FUND/SERV PROCESSING PROCEDURES
                                       AND
                          MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of Shares of a Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation ("NSCC") shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by the Dealer. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by the Dealer of any Instructions from the Client-shareholder prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by the Dealer that it has received proper authorization from each Client-shareholder whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

                      FUND/SERV-DCCS PROCESSING PROCEDURES

1. On each business day that the New York Stock Exchange (the "Exchange") is open for business on which the Funds determine their net asset values ("Business Day"), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, exchange, account transfer and registration instructions from the Dealer electronically through Fund/SERV ("Instructions") without supporting documentation from the Client-shareholder. On each Business Day, the Distributor shall accept for processing any Instructions from the Dealer and shall process such Instructions in a timely manner.

2. Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

3. Confirmed trades and any other information provided by the Distributor to the Dealer through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

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4.       Trade, registration, and broker/dealer information provided by the
         Dealer to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by the Dealer regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Distributor, the Dealer shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Dealer hereby certifies is and shall remain true and correct. The Dealer shall maintain documents required by the Funds to effect Fund/SERV transactions. The Dealer certifies that all Instructions delivered to Distributor on any Business Day shall have been received by the Dealer from the Client-shareholder by the close of trading (generally 4:00 p.m. Eastern Time ("ET")) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.

                          MANUAL PROCESSING PROCEDURES

1. On each Business Day, the Dealer may receive Instructions from the Client-shareholder for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by the Dealer prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the "Trade Date") and transmitted to the Distributor by no later than 9:30 a.m. ET the Business Day following the Trade Date ("Trade Date plus One" or "TD+1"), will be executed at the NAV ("Share Price") of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2. By no later than 6:00 p.m. ET on each Trade Date ("Price Communication Time"), the Distributor will use its best efforts to communicate to the Dealer via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Trade Date.

3. As noted in Paragraph 1 above, by 9:30 a.m. ET on TD+1 ("Instruction Cutoff Time") and after the Dealer has processed all approved transactions, the Dealer will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to the Dealer and the Distributor, a report (the "Instruction Report") detailing the Instructions that were received by the Dealer prior to the Funds' daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

         (a) It is understood by the parties that all Instructions from the Client-shareholder shall be received and processed by the Dealer in accordance with its standard transaction processing procedures. The Dealer or its designees shall maintain records


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                  sufficient to identify the date and time of receipt of all
                  Client-shareholder transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities. Under no circumstances shall the Dealer change, alter or modify any Instructions received by it in good order.

         (b) Following the completion of the transmission of any Instructions by the Dealer to the Distributor by the Instruction Cutoff Time, the Dealer will verify that the Instruction was received by the Distributor and trades are pending by utilizing a remote terminal or such other method acceptable to the Distributor.

         (c) In the event that an Instruction transmitted by the Dealer on any Business Day is not received by the Distributor by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Dealer's reasonable control, such Instruction shall nonetheless be treated by the Distributor as if it had been received by the Instruction Cutoff Time, provided that the Dealer retransmits such Instruction by facsimile transmission to the Distributor and such Instruction is received by the Distributor's financial control representative no later than 9:30 a.m. ET on TD+1. In addition, the Dealer will place a phone call to a financial control representative of the Distributor prior to 9:00 a.m. ET on TD+1 to advise the Distributor that a facsimile transmission concerning the Instruction is being sent.

         (d) With respect to all Instructions, the Distributor's financial control representative will manually adjust a Fund's records for the Trade Date to reflect any Instructions sent by the Dealer.

         (e) By no later than 4:00 p.m. on TD+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, the Dealer will use its best efforts to verify that all Instructions provided to the Distributor on TD+1 were accurately received and that the trades for each Account were accurately completed and the Dealer will use its best efforts to notify Distributor of any discrepancies.

4. As set forth below, upon the timely receipt from the Dealer of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

         (a) Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by the Dealer instructing the trustee or custodian for the Funds to initiate a wire transfer by 1:00 p.m. ET on TD+1 to the custodian for the Fund for receipt by the Funds' custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+1, causing the remittance of the requisite funds to the


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                  Distributor to cover such net purchase order. In the case of
                  Instructions which constitute a net redemption order, settlement shall occur by the Distributor causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on TD+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars and a Fund may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

         (b) The Dealer or such other party as may be designated, as record owner of each account ("Record Owner") will be provided with all written confirmations required under federal and state securities laws.

         (c) On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original TD+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

         (d) The Dealer shall, upon receipt of any confirmation or statement concerning the accounts, promptly verify by use of the terminal or by such other method acceptable to the Distributor and the Dealer the accuracy of the information contained therein against the information contained in the Dealer's internal record-keeping system and shall promptly, but in no event not more than SEVEN days, advise the Distributor in writing of any discrepancies between such information. The Distributor and the Dealer shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

                                 INDEMNIFICATION

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit B herein:
(i) which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds' accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Client-shareholder and the Dealer, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by the Dealer or by any Client-shareholder, the Distributor shall make any adjustment on the Funds' accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by the Dealer for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds' accounting system, Dealer shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

January 2007                          B-4                         I # 227206 v.1